Exhibit 99.1

MONDAY AUGUST 14, 4:38 PM EASTERN TIME
PRESS RELEASE
FIBERCORE REPORTS REVISED SECOND QUARTER EARNINGS


CHARLTON, Mass.--(BUSINESS WIRE)--Aug. 14, 2000--FiberCore, Inc. (OTC BB: FBCE - news) FiberCore, a leading manufacturer of optical fiber and preform for the telecommunication and data communications markets, with production facilities in Jena, Germany and Campinas, Brazil today announced a revision of its previously reported second quarter net loss. The change, which has no effect on the net equity of the company, is attributable to a $5.3 million, non-cash adjustment to account for convertible securities with deemed beneficial conversion features. There is no change to the previously reported income from operations.

The accounting treatment provides for an increase of $5.3 million to paid-in capital that is offset by an increase to interest expense. The charge to interest expense flows through net income. The adjustment arose during the preparation of the company's second quarter report to the SEC in connection with the $6 million convertible note that was issued to Crescent International as part of their $30 million equity line commitment that closed on June 9, 2000. The $6 million was used to partially fund the acquisition of Xtal in Brazil.

Under the terms of the June 9th agreement, the company could issue up to $7.5 million in convertible notes. On July 5, 2000, the Company issued another convertible note for the remaining $1.5 million. The $1.5 million convertible note issuance gave rise to an $88 thousand accounting adjustment that will be reflected in the company's third quarter results.

"This accounting treatment does not affect the net equity, the future operations, and the cash position of the company. As for the business itself, we are operating in a strong fiber market, and the expectation that the company will report income from operations for the year remains unchanged," said Dr. Mohd Aslami, President and CEO of FiberCore, Inc.

The results of consolidated operations of the Company as previously reported and as revised are as follows:

Results of operations as previously reported:


                                          ($000)
                        Three Months Ended      Six Months Ended
                              June 30,              June 30,
                          2000       1999       2000       1999
                          ----       ----       ----       ----

Sales                   $ 6,413    $ 2,371    $ 9,866    $ 5,026

Gross profit            $ 1,690    $   425    $ 2,422    $   743

Income (loss) from
 operations             $   521    $  (390)   $   319    $  (727)

Net Loss                $   (16)   $  (719)   $  (512)   $(1,374)

 Loss per share         $(0.000)   $(0.020)   $(0.012)   $(0.038)


Results of operations as revised:

                                          ($000)
                         Three Months Ended     Six Months Ended
                              June 30,              June 30,
                          2000       1999       2000       1999
                          ----       ----       ----       ----

Sales                   $ 6,413    $ 2,371    $ 9,866    $ 5,026

Gross profit            $ 1,690    $   425    $ 2,422    $   743

Income (loss) from
 operations             $   521    $  (390)   $   319    $  (727)

Net Loss                $(5,333)   $  (719)   $(5,829)   $(1,374)

 Loss per share         $ (0.11)   $ (0.02)   $ (0.13)   $ (0.04)


For more information about the Company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -
(508) 248-3900 or by FAX - (508) 248-5588 or E-Mail FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; ability to obtain required financing; dependence on a limited number of suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Contact:

     FiberCore, Inc.
     Charles DeLuca, 508-248-3900
     FBCE2CDL@aol.com